As filed with the Securities and Exchange Commission on June 12, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iClick Interactive Asia Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15/F

Prosperity Millennia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

+852 3700 9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Post-IPO Share Incentive Plan

2018 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, N.Y. 10016

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Copies to:

Jie Jiao Chief Financial Officer iClick Interactive Asia Group Limited 15/F, Prosperity Millennia Plaza 663 King’s Road, Quarry Bay Hong Kong S.A.R., People’s Republic of China +852 3700 9000	Shuang Zhao, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852 2521 4122

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.001 per share	74,000(3)	$4.800(3)	$355,200.00	$44.22
Class A Ordinary Shares, par value $0.001 per share	27,913 (3)	$4.0304(3)	$112,500.56	$14.01
Class A Ordinary Shares, par value $0.001 per share	119,138 (3)	$8.1300(3)	$968,591.94	$120.59
Class A Ordinary Shares, par value $0.001 per share	49,400 (3)	$8.1300(3)	$401,622.00	$50.00
Class A Ordinary Shares, par value $0.001 per share	1,129,560(3)	$8.1300(3)	$9,183,322.80	$1,143.32
Class A Ordinary Shares, par value $0.001 per share	6,000(3)	$12.0000(3)	$72,000.00	$8.96
Class A Ordinary Shares, par value $0.001 per share	26,000(3)	$16.1700(3)	$420,420.00	$52.34
Class A Ordinary Shares, par value $0.001 per share	67,950(3)	$20.0000(3)	$1,359,000.00	$169.20
Class A Ordinary Shares, par value $0.001 per share	1,106,194 (4)	$15.80(4)	$17,477,865.20	$2,175.99
Total	2,606,155(5)	—	$30,350,522.50	$3,778.63

(1)	These shares may be represented by the Registrant’s ADSs, two representing one Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-221860).
(2)	Represents Class A ordinary shares issuable upon exercise of options and other awards granted under the 2017 Share Incentive Plan, which has been renamed as the Post-IPO Share Incentive Plan, or the Post-IPO Plan, and the 2018 Share Incentive Plan, or the 2018 Plan, which replaces and reproduces the 2010 Share Option Incentive Scheme in its entirety and assumes all awards granted under the 2010 Share Option Incentive Scheme (the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plans.
(3)	The amount to be registered represents shares issuable upon exercise of outstanding options granted under the 2018 Plan and the corresponding proposed maximum offering price per share represents the maximum exercise price of such outstanding options.
(4)	These shares are reserved for future award grants under the Post-IPO Plan. The number of Class A ordinary shares available for issuance under the Post-IPO Plan has been estimated for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $7.90 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the Nasdaq Global Market on June 8, 2018 and adjusted for the Class A ordinary share-to-ADS ratio.
(5)	Any Class A ordinary share covered by an award granted under the Plans (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by iClick Interactive Asia Group Limited (the “Registrant”) with the Commission are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-38313) for the year ended December 31, 2017, filed with the Commission on April 20, 2018; and

(b)	The description of the Registrant’s Class A ordinary shares and ADSs incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38313) filed with the Commission on December 1, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s eighth amended and restated articles of association, adopted by its shareholders on October 13, 2017 and went effective as of December 21, 2017, provides that the Registrant shall indemnify its directors and officers against actions, costs, charges, losses, damages and expenses incurred by such persons in their capacity as such, except through their dishonesty or fraud.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.9 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-221034) (the “Form F-1”), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s Form F-1, also provides for indemnification by the underwriters of the Registrant, its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents and specified in the Underwriting Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No.333-221034))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No.333-221034))

4.3*	Deposit Agreement, dated December 21, 2017, among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of American Depositary Receipts issued thereunder

5.1*	Opinion of Travers Thorp Alberga Attorneys at Law, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1*	Post-IPO Share Incentive Plan of the Registrant

10.2*	2018 Share Incentive Plan of the Registrant

23.1*	Consent of PricewaterhouseCoopers, an independent registered public accounting firm

23.2*	Consent of Travers Thorp Alberga Attorneys at Law (included in Exhibit 5.1)

24.1*	Powers of attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on June 12, 2018.

iClick Interactive Asia Group Limited

By:	/s/ Wing Hong Sammy Hsieh
Name:	Wing Hong Sammy Hsieh
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Wing Hong Sammy Hsieh and Jie Jiao, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on June 12, 2018.

Signature	Title	Date

/s/ Wing Hong Sammy Hsieh	Chairman and Chief Executive Officer	June 12, 2018
Wing Hong Sammy Hsieh	(principal executive officer)

/s/ Jie Jiao	Chief Financial Officer	June 12, 2018
Jie Jiao	(principal financial and accounting officer)

/s/ Jian Tang Jian Tang	Director	June 12, 2018

/s/ Yau Ping Ricky Ng Yau Ping Ricky Ng	Director	June 12, 2018

/s/ Yu Long	Director	June 12, 2018
Yu Long

/s/ Antares Au	Director	June 12, 2018
Antares Au

Signature	Title	Date

/s/ Scott Moore	Director	June 12, 2018
Scott Moore

/s/ Dylan Huang	Director	June 12, 2018
Dylan Huang

/s/ Honnus Cheung	Director	June 12, 2018
Honnus Cheung

/s/ James Kim	Director	June 12, 2018
James Kim

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of iClick Interactive Asia Group Limited has signed this registration statement or amendment thereto in New York on June 12, 2018.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President of Cogency Global Inc.